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                                   EXHIBIT 21


                       SUBSIDIARIES OF THE REGISTRANT(1)

Name of Subsidiary                           State of Incorporation             Doing Business As
------------------                           ----------------------             -----------------

Northern Oklahoma Wireless Cable, Inc.(2)    Oklahoma                           Heartland
Heartland Wireless Portsmouth, L.L.C.(3)     Texas                              Heartland
CS Wireless Systems, Inc.(4)                 Delaware                           CS Wireless
Wireless One, Inc.(5)                        Delaware                           Wireless One

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(1)  The names of consolidated wholly-owned subsidiaries in the wireless cable television service business (31 of which operate in the United States and none of which operate in foreign jurisdictions) have been omitted.

(2) The Registrant owns 85% of the outstanding common stock and 21.4% of the outstanding preferred stock.

(3)  The Registrant owns 80% of the outstanding membership interests.

(4)  The Registrant owns approximately 36% of the outstanding common stock.

(5)  The Registrant owns approximately 20% of the outstanding common stock.